Certification of Adviser

I hereby certify the following to the Chief Executive Officer and Treasurer:

I have received Certifications from each representative of the Service Provider who is directly involved in the Trust’s financial calculations and creation of the Report, and they are attached hereto.

I have read the latest draft of the report to be filed on Form N-CSR (the “Report”) for the period ended June 30, 2020, for the Power VIT Funds, each a series of the Northern Lights Variable Trust (the “Trust”);

To the best of my knowledge and in my opinion, the draft of the Report is accurate and contains no material omissions, and the financial statements were prepared in accordance with generally accepted accounting principals;

I have disclosed to the Trust’s Chief Executive Officer and Treasurer all material information relevant to the Report known to me;

To the best of my knowledge, I have disclosed to the Trust’s Chief Executive Officer and Treasurer all significant deficiencies in the design or operation of our internal control over financial reporting that could adversely affect the Trust’s ability to record, process, summarize and report financial data, and any material weakness in internal control over financial reporting;

I have disclosed any fraud or instances of fraud of which I am aware to the Trust’s Chief Executive Officer and Treasurer, whether material or immaterial; and

I know of no other information material to the Report that has not been incorporated into the Report or communicated to the Chief Executive Officer or Treasurer.

Date: ________________ Name: __________________________________

Signature: _______________________________

Title: ____________________________________